Prospectus Supplement to Prospectus dated January 25, 2008

Filed Pursuant to Rule 424(B)(3)
File No. 333-147332

EXOBOX TECHNOLOGIES CORP.
4,550,000 Shares of Common Stock

This prospectus supplement amends the prospectus dated January 25, 2008 (the “Prospectus”), relating to the sale by the selling stockholders identified in the Prospectus of up to 4,550,00 shares of our common stock, of which 4,392,500 shares are underlying warrants and 157,500 shares are issued and outstanding.

We are supplementing the Prospectus to correct the list of selling stockholders on page 21 of the Prospectus as it pertains to David LeBrock, in order to correct an error.  David LeBrock’s warrant to purchase 90,000 shares of common stock was split between himself and his brother Russell LeBrock.  Therefore, the Selling Shareholder table below reflects David LeBrock owning a warrant to purchase 45,000 shares of common stock and Russell LeBrock owning a warrant to purchase 45,000 shares of common stock.  The Selling Shareholder table should read as follows:

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number or shares of our common stock beneficially owned by each selling stockholder as of the date of this prospectus, and the number of shares being offered by the selling stockholder. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. The shares of common stock being offered are being registered to permit public sales, and the selling stockholders may offer all or part of the shares for resale from time to time. All expenses of the registration of our common stock on behalf of the selling stockholders are being borne by us. We will receive none of the proceeds of this offering.

We are registering shares underlying warrants that were issued in connection with a private placement.  During October and November 2005, we issued 50 units comprised of convertible preferred stock and warrants to investors in a private placement totaling $1,000,000. Each unit was issued for $20,000 and was comprised of 2,202.985824 shares of Series B convertible preferred stock and one redeemable common stock purchase warrant.  Each warrant may be exercised to purchase 90,000 shares of common stock at an exercise price of $0.20 per share. The warrants are detachable and exercisable at any time on or after October 31, 2006 through October 31, 2010.  Additionally, we are registering shares underlying a warrant issued to a consultant to purchase 50,000 shares of our common stock at $0.25 per share and expiring in 2011.

Except as set forth in the footnotes to the table below, no selling stockholder has held any position nor had any material relationship with us or our predecessors or affiliates during the past three years.

	Shares			Shares
	Beneficially	%		Beneficially
	Owned	Ownership		Owned after	Percent of
	Before	Before	Amount	Completion of	Outstanding
Selling Stockholder	Offering	Offering	Offered	this Offering	Shares
Fred C. Colston III(2)	384,048	*	90,000	294,048	*
Brett Anthony Davis(1)	384,048	*	90,000	294,048	*
Theodore L. Harris((1)	384,048	*	90,000	294,048	*
James Randall Bradshaw(1)2)	384,048	*	90,000	294,048	*
Christopher S. Sadler(3)	768,096	*	180,000	588,096	*
Debbie White(1))	384,048	*	90,000	294,048	*
Steve LaCaze(2)	384,048	*	90,000	294,048	*
Sharon Wilkinson Griffith(1)	2,001,339	*	90,000	1,911,339	*
Thomas J. Colston, Sr (1)	384,048	*	90,000	294,048	*
Margaret F. Herman(1))	384,048	*	90,000	294,048	*
Paul D. Martinez )(1)	1,286,786	*	90,000	1,196,786	*
Zelda D. LaCaze(1)	384,048	*	90,000	294,048	*
Chris Hoover(1)	384,048	*	90,000	294,048	*
Joyce M. Harris) (5)	95,912	*	22,500	73,412	*
Max Bowen(2)	768,096	*	180,000	588,096	*
Doyle B. Lohman((1))	384,048	*	90,000	294,048	*
James Robert Crawford(3)	1,152,145	*	270,000	882,145	*
David H. LeBrock(7)	192,024	*	45,000	147,024	*
Russell LeBrock(7)	192.024	*	45,000	147,024	*
Sara D. Herman(1)	384,048	*	90,000	294,048	*
Robert L. Hammons, Sr. (1)	384,048	*	90,000	294,048	*
Phyllis Burgin George(1)	384,048	*	90,000	294,048	*
Richard A. Evans (5)	7,931,407	2.18%	90,000	7,841,407	2.16%
Albert Mendoza Jr. (1)	384,048	*	90,000	294,048	*
Richard B. Marks(1)	384,048	*	90,000	294,048	*
Linda D. Marks(1)	384,048	*	90,000	294,048	*
Bruce Bechtel(1)	384,048	*	90,000	294,048	*
Richard Duncan(1)	384,048	*	90,000	294,048	*
Vance Duncan(1)	384,048	*	90,000	294,048	*
Michael T. Rougeou(1)	384,048	*	90,000	294,048	*
Camilo Barreda(2)	768,096	*	180,000	588,096	*
Gary L. Little(1)	384,048	*	90,000	294,048	*
Huey A. Moore(1)	384,048	*	90,000	294,048	*
Lonnie Anderson(1)	384,048	*	90,000	294,048	*
Brian Hutson(2)	768,096	*	180,000	588,096	*
Cory W. Scott(1)	384,048	*	90,000	294,048	*
David Munoz Sr. (1)	384,048	*	90,000	294,048	*
David Brian Russell(1)	384,048	*	90,000	294,048	*
Jose A. Bautista, Jr. (1)	384,048	*	90,000	294,048	*
Ramin Amini(1)	384,048	*	90,000	294,048	*
Albert C. Prendergast(2)	768,096	*	180,000	588,096	*
Melissa E. Johnson(1)	384,048	*	90,000	294,048	*
Cheryl Rhode(1)	384,048	*	90,000	294,048	*
Danny R. Hughes(1)	6,927,371	1.91%	90,000	6,837,371	1.88%
Carol Sue Bradley	96,045	*	22,500	73,545	*
Robert Lewis	96,045	*	22,500	73,545	*
James E. Vessel	96,045	*	22,500	73,545	*
Kevin Regan(6)	1,600,000	*	50,000	1,550,000	*

Total	37,413,111	10.5%	4,550,000	32,863,111	9.3%

(1)	Includes a warrant issued in connection with a private placement to purchase 90,000 shares our common stock at an exercise price of $0.20 per share.
(2)	Includes warrants issued in connection with a private placement to purchase 180,000 shares our common stock at an exercise price of $0.20 per share.
(3)	Includes warrants issued in connection with a private placement to purchase 270,000 shares our common stock at an exercise price of $0.20 per share.
(4)	Dr. Evans has served as a director of the company since 2005. He purchased the warrant, of which the shares being registered herein underlie, in connection with our private placement memorandum.
(5)	Includes a warrant issued in connection with a private placement to purchase 22,500 shares our common stock at an exercise price of $0.20 per share.
(6)
Includes a warrant issued in connection with consulting services to purchase 50,000 shares our common stock at an exercise price of $0.25 per share and a warrant to purchase 1,500,000 shares of our common stock at an exercise price of $0.30 per share.

(7)	Includes a warrant issued in connection with a private placement to purchase 45,000 shares our common stock at an exercise price of $0.20 per share

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of the Prospectus for a discussion of certain risk factors that you should consider. You should read the entire Prospectus before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 7, 2008